Exhibit 99.1

GENERAL MOTORS | FIRST-QUARTER 2017 EARNINGS

GM Reports Strong Net Income, Up 33.5 Percent to $2.6 Billion

- Strong EPS-diluted of $1.70, up 37 percent; first-quarter record EPS diluted-adjusted of $1.70, up 35 percent
- First-quarter records for revenue, EBIT-adjusted and EBIT-adjusted margin
- First-quarter records for North America EBIT-adjusted of $3.4 billion, up 49 percent, and EBIT-adjusted margin of 11.7 percent, up 3 percentage points

Q1 2017 RESULTS OVERVIEW

	Net Revenue	Net Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$41.2 B	$2.6 B	$1.4 B	$1.70
Vs. Q1 2016	+10.6 %	+33.5 %	+$2.0 B	+37.1 %
	EBIT-Adj. Margin	EBIT-Adj.	Adj. Auto FCF	EPS Diluted-Adj.
Non-GAAP	8.2%	$3.4 B	$(0.6) B	$1.70
Vs. Q1 2016	+1.1 pts	+27.9 %	+$0.8 B	+34.9 %

"Our first-quarter results reflect our resolve to grow profitably and demonstrate the strong earnings power of this company. More importantly, we advanced our strategic plan to transform GM for the long term and unlock more value for our shareholders."

– Mary Barra, Chairman & CEO

Q1 KEY HIGHLIGHTS

VAUXHALL

GM agreed to sell its Opel/Vauxhall subsidiary and GM Financial's European operations to PSA Group to support the company's focus on higher-return opportunities. Once closed, the transaction will immediately improve GM's EBIT-adjusted and adjusted automotive free cash flow. It also will allow the company to lower its cash balance by $2 billion, which it plans to use to accelerate share buybacks, subject to market conditions. In connection with the transaction, GM will take a primarily non-cash special charge of approximately $4.5 billion.



2017 Cadillac CTS Performance Sedan

In March, Cadillac introduced Vehicle-to-Vehicle (V2V) communications in the CTS performance sedan that can alert drivers to upcoming potential hazards, laying the groundwork for a connected, safer future. In early April, Cadillac also announced Super Cruise automated highway driving technology – the industry's first true hands-free driving technology system, which will be available in the fall of 2017 on the Cadillac CT6 prestige sedan.

Advancing its lead in vehicle connectivity, in March GM became the first mass-market automaker to offer an unlimited data plan. Demand for the new plan helped make March the best month ever for data plan sales. Since its launch, GM has sold more than 100,000 unlimited data plans.

GM has more than 5 million OnStar 4G LTE-connected vehicles on the road today, more than any other automaker.

SEGMENT RESULTS (EBIT-ADJUSTED - $B)

	North America		Europe		International Ops		South America		GM Financial (EBT)	
	Q1 17	Q1 16	Q1 17	Q1 16	Q1 17	Q1 16	Q1 17	Q1 16	Q1 17	Q1 16
	3.4	2.3	**(0.2)**	(0.0)	**0.3**	0.4	**(0.1)**	(0.1)	**0.3**	0.2
	Strong volume, pricing and cost efficiencies drove EBIT-adjusted margin up 300 bps YOY. Q1 2016 included $0.2 billion of restructuring costs.		The negative Brexit-related foreign exchange impact was partially offset by favorable pricing on launch vehicles.		China JV equity income was $0.5 billion. Lower volume and unfavorable mix in international markets contributed to lower EBIT-adjusted.		Continued challenging macro conditions prevail. Favorable pricing and volume were offset by foreign exchange impact.		Earning assets continued to grow. Set all-time revenue record for a quarter.	

"Our strong first quarter resulted from continued top-line growth and an intense focus on driving costs lower. As we refresh our crossover portfolio in the next several months, we expect to stay on track to meet our financial commitments for the year."

– Chuck Stevens, Executive Vice President and CFO

CAPITAL RETURN

In the first quarter of 2017, GM paid $0.6 billion in common stock dividends. GM expects to return up to $7 billion to shareholders by the end of 2017 through common stock dividends, and through share buybacks subject to market conditions.

LIQUIDITY ($B)

	Q1 17	Q1 16
Cash and Current Marketable Securities	**20.4**	18.5
Total Auto Liquidity	**34.4**	30.6

Q1 VEHICLE SALES

In the first quarter, GM delivered 689,521 total vehicles in the United States, driven by a 16-percent increase in crossover deliveries and a 3-percent increase in truck deliveries. These results included the best first-quarter retail sales since 2008, as GM increased U.S. retail market share to an estimated 16.9 percent, up 0.3 percentage points — the fastest growth of any full-line automaker.

In China, retail deliveries decreased 5.2 percent to 913,442 vehicles, due to a reduction in the country's vehicle tax purchase incentive.

Chevrolet continued its 16 years of South American market leadership, delivering 147,000 vehicles, up 10.9 percent compared to 2016.

For more details on first-quarter sales, click here.

Q1 BRAND AND PRODUCT HIGHLIGHTS



2018 Buick Enclave Avenir

To build on the momentum of the recently launched Chevrolet Trax and Equinox, Buick Encore and GMC Acadia, GM plans to launch three more all-new crossovers in the U.S. in 2017 — the Chevrolet Traverse, Buick Enclave and GMC Terrain.



2018 Chevrolet Traverse

Baojun and Cadillac set first-quarter sales records in China, up 25.1 percent and 90.5 percent, respectively. The Baojun 510, introduced on Feb. 20, sold 23,000 units in the first quarter. The Cadillac XT5 sold 15,000 units — more than twice the volume of the SRX that it replaced.



2017 Baojun 510

To capitalize on the ongoing shift in consumer preference for sport utility and multi-purpose vehicles, GM China will launch 9 new or refreshed SUVs and MPVs in 2017.

Cautionary Note on Forward-Looking Statements. This press release and related comments by management may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may dier materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to eectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be aected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may aect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benet and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and eect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production eciencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive nancing capability through GM Financial; (17) signicant increases in pension expense or projected pension contributions; (18) signicant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the scal year ended December 31, 2016, and our subsequent lings with the Securities and Exchange Commission.GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements. General Motors Co. (NYSE: GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http:// www.gm.com.   Tom Henderson GM Finance Communications 313-410-2704 tom.e.henderson@gm.com Randy Arickx GM Investor Relations 313-268-7070 randy.c.arickx@gm.com Media Investors CONTACT